Exhibit 99.1

Ainos Reports Full Year 2024 Financial Results

Unveiled revolutionary AI Nose for robotics application, inviting global robotics companies to join Ainos Alliance in shaping the future of smell-enabled robots

Advanced VELDONA® development with key Japan patent, Taiwan Tanabe partnership, and IRB approval for Sjögren’s syndrome clinical study

SAN DIEGO, CA / ACCESSWIRE /March 07, 2025 / Ainos, Inc. (NASDAQ:AIMD, AIMDW) (“Ainos”, or the “Company”) today announced its financial results for the fiscal year ended December 31, 2024.

Chun-Hsien (Eddy) Tsai, Chairman of the Board, President, and Chief Executive Officer of Ainos, commented, “2024 marked another pivotal year as we transitioned from our COVID-19 antigen rapid test business to advancing the VELDONA® and pioneering AI Nose programs. This shift has positioned us at the forefront of transformative healthcare, industrial, and robotics applications, unlocking new pathways for long-term growth.”

“Our AI Nose program has achieved meaningful milestones, particularly with Ainos Flora, our first-generation device designed to revolutionize women’s health and sexually transmitted infection testing. With up to 94% accuracy rates in clinical trials, we are set to commence clinical studies for the second-generation Ainos Flora in H1 2025, while exploring commercialization opportunities to establish our leadership in the global POCT market. Additionally, our AI-powered volatile organic compound (“VOC”) detection platform, co-developed with our Japanese partners, is poised to deliver telehealth-friendly, data-driven remote monitoring solutions for elderly care. It has also shown nearly 80% accuracy in identifying 22 different VOCs in semiconductor factories, positioning us for mass production in H1 2025 and enhancing industrial safety and efficiency in the semiconductor industry. As we expand AI Nose applications beyond healthcare into industrial and robotics sectors, we draw upon nearly a decade of expertise to invite global robotics companies to join the Ainos Alliance. Our goal is to empower next-generation robots with the ability to “smell,” filling a critical gap in sensory capabilities.”

“In parallel, our VELDONA® drug development pipeline is making progress in both human and animal health. We are prioritizing clinical studies for HIV oral warts and Sjögren’s syndrome, with trials set to begin this year in Taiwan and aim for submitting Investigational New Drug (IND) applications to the U.S. Food and Drug Administration by H2 2025. We continue to gain ground on our out-licensing efforts for human drug candidates through our partnership with Taiwan Tanabe Seiyaku Co., Ltd. while our recent obtainment of a pivotal invention patent in Japan further strengthens our global intellectual property (“IP”) portfolio. At the same time, we are also making strides in our animal health initiatives with a Taiwanese clinical study targeting feline chronic gingivostomatitis, addressing an urgent need for new treatment options.”

“As we enter 2025, we remain committed to accelerating innovation, strengthening strategic partnerships, and expanding our IP portfolio to reinforce our leadership in AI Nose development and immunotherapy.”

Christopher Lee, Chief Financial Officer of Ainos, commented, “During the last year of strategic transition, we navigated through the financial impact of shifting away from COVID-19 antigen rapid test. Additionally, Ainos remains capital-efficient and prudent in strategically allocating resources to advance our key programs while maintaining financial flexibility. Excluding non-cash items, our operating expense growth was primarily driven by continued investments in AI Nose and VELDONA® development. At the same time, disciplined financial management enabled us to reduce selling, general and administrative (SG&A) expenses. Looking ahead, we will continue prioritizing investments in our core technology platforms while pursuing strategic partnerships to accelerate commercialization. While we anticipate a near-term increase in research and development (R&D) expenses, we remain confident that our ongoing efforts to optimize costs and diversify revenue sources will generate sustained growth.”

Fiscal Year 2024 Financial Results

Revenues

Revenues were US$20,729 for the fiscal year 2024, compared to US$122,112 for the fiscal year of 2023. This decline reflects lower sales volume of the Company’s COVID-19 antigen rapid test kit and was partially offset by exchange rate fluctuations. We generated $408 and $102,256 in revenues from COVID 19 antigen rapid test kits and $20,321 and $256 in revenues from pet supplements in 2024 and 2023, respectively.

Cost of Revenues

Cost of revenues was US$52,595 for the fiscal year 2024, compared to US$375,845 for the same period of 2023. The decrease was primarily attributable to the decrease in sales volume.

Gross Profit

In the fiscal year of 2024, gross profit was negative US$31,866, narrowing from negative US$253,733 in the same period of 2023, due to lower sales volume of the Company’s newly launched products and reduced cost of revenues.

Total Operating Expenses

Total operating expenses were US$13,809,338 in the fiscal year 2024, compared to US$12,952,663 in the same period of 2023. The change was mainly attributable to increased expenses associated with co-research for technology, product and staffing expenditures.

R&D expenses increased to US$8,413,923 in the fiscal year 2024 from US$7,317,388 in the same period of 2023. The increase was primarily due to increased expenses associated with collaborative technological research as well as staffing expenditures, partially offset by a decrease in impairment loss and material expenses. Share-based compensation expenses and depreciation and amortization expenses in the fiscal year 2024 were US$5,600,037, compared with US$5,252,730 in the fiscal year 2023. Excluding these non-cash expenses, R&D expenses increased to US$2,813,886 from US$2,064,658 over the same period.

SG&A expenses decreased to US$5,395,415 in the fiscal year 2024 from US$5,635,275 in the same period of 2023. The decrease was primarily due to lower professional expenses, public relations, investor relations fees and D&O insurance expenses, but offset by staffing expenditures (including share-based compensation). Share-based compensation expenses and depreciation and amortization expenses in the fiscal year 2024 and 2023 were US$2,824,743 and US$2,886,216, respectively. Excluding these non-cash expenses, SG&A expenses decreased to US$2,570,672 from US$2,749,059 over the same period.

Net Loss

Net loss attributable to common stock shareholders was US$14,863,161 in the fiscal year 2024, compared to US$13,770,549 in the same period of 2023.

Balance Sheet

As of December 31, 2024, the Company had cash and cash equivalents of US$3,892,919, compared to US$1,885,628 as of December 31, 2023.

Recent Business Developments

On December 2, 2024, the Company announced a strategic partnership with Taiwan Tanabe Seiyaku to advance the manufacturing and market promotion of VELDONA® for Sjögren’s syndrome in Taiwan. Previous clinical studies have demonstrated the strong tolerability and safety of VELDONA®, laying a solid foundation for more large-scale global clinical trials and opening doors to potential treatments for other autoimmune diseases.

On November 11, 2024, the Company received Institutional Review Board (IRB) approval from Shuang Ho Hospital, affiliated with Taipei Medical University, for its clinical trial of VELDONA® in treating Sjögren’s syndrome. This approval is an achievement that ensures Ainos remains aligned with its planned study timeline, with regulatory approvals and a site initiation visit expected in early 2025.

About Ainos, Inc.

Headquartered in San Diego, California, Ainos, Inc. develops disruptive medical and healthcare solutions based on its proprietary AI Nose and VELDONA® technologies. The name “Ainos” combines “AI” and “Nose” to signify the Company’s commitment to enabling AI with the ability to smell and individuals to live healthier. The Company’s clinical-stage product pipeline includes AI-driven, telehealth-friendly POCT solutions powered by AI Nose, VELDONA® human and animal oral therapeutics, and human orphan drugs. To learn more, visit https://www.ainos.com. Follow Ainos on X, formerly known as Twitter, (@AinosInc) and LinkedIn to stay up-to-date.

Safe Harbor Statement

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. There are a number of important factors that could cause actual results, developments, business decisions or other events to differ materially from those contemplated by the forward-looking statements in this press release. These factors include, among other things, our expectation that we will incur net losses for the foreseeable future; our ability to become profitable; our ability to raise additional capital to continue our product development; our ability to accurately predict our future operating results; our ability to advance our current or future product candidates through clinical trials, obtain marketing approval and ultimately commercialize any product candidates we develop; the ability to obtain and maintain regulatory approval of our product candidates; delays in completing the development and commercialization of our current and future product candidates; developing and commercializing additional products, including diagnostic testing devices; our ability to compete in the marketplace; compliance with applicable laws, regulations and tariffs, and factors described in the Risk Factors section of our public filings with the Securities and Exchange Commission (SEC). Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable law, the Company undertakes no obligation to update or revise these statements, whether as a result of any new information, future events and developments or otherwise.

Investor Relations Contact

Feifei Shen

Email: IR@ainos.com

Ainos, Inc.

Condensed Balance Sheets

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$3,892,919	$1,885,628
Accounts receivable	56	455
Inventory, net	143,756	167,593
Other current assets	301,077	419,521
Total current assets	4,337,808	2,473,197
Intangible assets, net	23,748,328	28,283,208
Property and equipment, net	559,645	876,572
Other assets	174,418	208,827
Total assets	$28,820,199	$31,841,804

Liabilities and Stockholders’ Equity
Current liabilities:
Contract liabilities	$106,329	$112,555
Convertible notes payable	3,000,000	-
Other notes payable, related party	-	42,000
Accrued expenses and other current liabilities	848,615	1,182,283
Total current liabilities	3,954,944	1,336,838
Senior secured convertible notes measured at fair value	-	2,651,556
Convertible notes payable - noncurrent	9,000,000	3,000,000
Other notes payable, related party - noncurrent	-	270,000
Other long-term liabilities	348,945	135,829
Total liabilities	13,303,889	7,394,223
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized as of December 31, 2024 and 2023, respectively; none issued and outstanding	-	-
Common stock, $0.01 par value; 300,000,000 shares authorized as of December 31, 2024 and 2023; 15,427,385 shares and 4,677,787 shares issued and outstanding as of December 31, 2024 and 2023, respectively	154,274	46,778
Common stock to be issued, nil and 162,337 shares as of December 31, 2024 and 2023, respectively	-	1,623
Additional paid-in capital	68,520,881	62,555,808
Accumulated deficit	(52,749,316)	(37,886,155)
Accumulated other comprehensive loss - translation adjustment	(409,529)	(270,473)
Total stockholders’ equity	15,516,310	24,447,581
Total liabilities and stockholders’ equity	$28,820,199	$31,841,804

Ainos, Inc.

Condensed Statements of Operations

	Years ended December 31,
	2024	2023
Revenues	$20,729	$122,112
Cost of revenues	(52,595)	(375,845)
Gross losses	(31,866)	(253,733)

Operating expenses:
Research and development expenses	8,413,923	7,317,388
Selling, general and administrative expenses	5,395,415	5,635,275
Total operating expenses	13,809,338	12,952,663
Loss from operations	(13,841,204)	(13,206,396)

Non-operating (expenses) income
Interest expense	(616,467)	(144,193)
Issuance cost of senior secured convertible note measured at fair value	(308,336)	(525,643)
Fair value change of senior secured convertible note	(275,624)	94,207
Other income, net	179,270	12,276
Total non-operating expenses, net	(1,021,157)	(563,353)
Net loss before income taxes	(14,862,361)	(13,769,749)
Provision for income taxes	800	800
Net loss	$(14,863,161)	$(13,770,549)